Exhibit 4.41

FIRST SUPPLEMENTAL LETTER

To:	Box Ships Inc.

of Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

The Marshall Islands MH96960

as borrower (the "Borrower")

15 September 2016

Dear Sirs

Loan Agreement dated 11 November 2014 (as amended and supplemented by a first supplemental agreement dated 1 July 2016, the "Loan Agreement") made between (i) the Borrower and (ii) Credit Suisse AG as lender (the "Lender") in respect of a loan facility of up to US$31,650,000

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter unless the context may otherwise require and for the purposes of this Letter:

"Effective Date" means the date on which the conditions precedent listed in Clause 1 are satisfied.

You have requested that the Lender agrees to:

(a)	the extension of the Expiry Date; and

(b)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with the above matters.

1	Agreement and conditions precedent. We hereby confirm our consent and approval to your request in consideration of the sum of US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) and subject to the following conditions:

(a)	the Borrower and each Security Party signs the acknowledgement to this Letter confirming its agreement to the terms and conditions of the same; and

(b)	that the Lender shall have received in form and substance satisfactory to it and its legal advisers on or before the date of this Letter:

(i)	a duly signed original of this Letter by all parties thereto;

(ii)	documents of the kind specified in paragraphs 2, 3 and 4 of Schedule 2, Part A to the Loan Agreement in relation to the Borrower and each Owner with appropriate modifications to refer to this Letter; and

(iii)	any other document or evidence as the Lender may reasonably request in writing from the Borrower.

2	Amendments to Loan Agreement. The Lender and the Borrower hereby confirm and agree that the Loan Agreement shall be amended with effect on and from the Effective Date as follows:

(a)	by deleting the definition of "Expiry Date" in clause 1.1 thereof and replacing it with the following new definition:

""Expiry Date" means 30 September 2016;";

(b)	the definition of, and references throughout the Loan Agreement to, each Finance Document shall be construed as if the same referred to that Finance Document as amended and supplemented by this First Supplemental Letter; and

(c)	by construing references throughout the Loan Agreement to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this First Supplemental Letter.

3	Amendments to Finance Documents. With effect on and from the Effective Date, each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Letter to be, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Letter; and

(b)	by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Letter.

4	Representations and Warranties. The Borrower hereby represents and warrants to the Lender that:

(a)	the representations and warranties contained in clause 9 of the Loan Agreement are true and correct on the date of this Letter as if all references therein to "this Agreement" were references to the Loan Agreement as supplemented by this Letter; and

(b)	this Letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

5	Loan Agreement and Finance Documents. The Borrower hereby agrees with the Lender that the provisions of the Loan Agreement and the Finance Documents (as amended and supplemented by this Letter) shall be and are hereby re-affirmed and remain in full force and effect.

6	Expenses. The provisions of clause 19 (fees and expenses) of the Loan Agreement shall apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Notices. Clause 27 (notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

8	Law and jurisdiction. This Letter, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law and clause 29 (law and jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of the Letter.

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Yours faithfully

for and on behalf of
CREDIT SUISSE AG

Accepted and agreed

BORROWER

for and on behalf of
BOX SHIPS INC.

for and on behalf of
BOX SHIPS INC.

Dated: 15 September 2016

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We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter and agree in all respects to the same and confirm that the Finance Documents (as that term is defined in the Loan Agreement as amended and supplemented by the above Letter) to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the other Finance Documents (each as amended and supplemented by the above Letter).

OWNERS

for and on behalf of
LAWRY SHIPPING LTD

for and on behalf of
TACITA OCEANWAY CARRIER CO.

for and on behalf of
ALAQUA MARINE LIMITED

Dated: 15 September 2016

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